www.valaris.com	Press Release

Valaris plc Reports First Quarter 2021 Results

    London, England, April 28, 2021 … Valaris plc (“Valaris” or the “Company”) today reported a net loss attributable to the Company of $910 million, or $4.56 per share, for the first quarter 2021 compared to a net loss of $71 million, or $0.36 per share, in the fourth quarter 2020. The Company reported adjusted EBITDA of $28 million in the first quarter 2021 compared to negative $10 million in the fourth quarter 2020, and an adjusted loss of $0.39 per share in the first quarter 2021 versus an adjusted loss of $0.65 per share in the prior quarter.

    Chief Executive Officer and President Tom Burke said, “This month marks two years since the Valaris merger. We successfully integrated the two predecessor companies during this period, then subsequently transformed our Company to improve its service delivery capabilities and cost structure. As a result of these efforts, Valaris now has a higher focus on safe and reliable operations with a leaner and more flexible cost structure that is fit for purpose and complements its high-quality modern fleet of rigs and highly skilled workforce.”

Burke concluded, “We are beginning to see early signs of a recovery in customer demand following the downturn caused by the COVID-19 pandemic, for which we have been reactivating rigs, including most recently one of our high-specification heavy duty harsh environment jackup rigs in advance of a long-term contract commencing later this year. We look forward to soon emerging from chapter 11 as a strong and stable company ready to take advantage of opportunities as they arise.”

First Quarter Results

    Revenues increased to $307 million in the first quarter 2021 from $297 million in the fourth quarter 2020. Excluding reimbursable items, revenues increased to $277 million in the first quarter 2021 from $250 million in the fourth quarter 2020 primarily due to a negative adjustment in the prior quarter resulting from the modification of our charter agreements with ARO Drilling.

    Contract drilling expense declined to $252 million in the first quarter 2021 from $305 million in the prior quarter. Excluding reimbursable items, contract drilling expense declined to $237 million in the first quarter 2021 from $274 million in the prior quarter primarily due to fewer operating days across the fleet and lower holding costs for our stacked and marketed assets that are currently without contracts.

    First quarter 2021 results included a non-cash asset impairment charge of $757 million related to two floaters.

    Depreciation expense of $122 million in the first quarter 2021 was in line with the prior quarter. General and administrative expense declined to $24 million from $27 million in the prior quarter primarily due to expense reduction initiatives.

    Other expense increased to $30 million in the first quarter 2021 from $25 million in the prior quarter. First quarter 2021 other expense included $52 million related to reorganization items compared with $30 million in the prior quarter. The sequential quarter increase was primarily due to losses on lease rejections in the first quarter 2021 compared to a gain on lease rejections in the prior quarter, and higher professional fees as we approach our expected emergence date. This was partially offset by other income of $21 million in the first quarter 2021, compared to $2 million in the prior quarter, mostly related to foreign currency gains.

    Tax expense was $32 million in the first quarter 2021 compared to a tax benefit of $113 million in the prior quarter. The first quarter 2021 tax provision included $20 million of discrete tax expense related to uncertain tax positions taken for prior years, compared to $125 million of discrete tax benefit in the fourth quarter 2020 primarily resulting from the carryback under the U.S. CARES Act of U.S. net operating losses to recover taxes paid in prior years. Adjusted for discrete items, tax expense of $12 million in the first quarter 2021 was in line with the prior quarter.

Segment Highlights

    Floaters
    Floater revenues declined to $97 million in the first quarter 2021 from $106 million in the prior quarter. Excluding reimbursable items, revenues declined to $88 million in the first quarter 2021 from $92 million in the prior quarter primarily due to a decline in average day rates to $198,000 from $206,000. Utilization increased by three percentage points to 29%.

    Contract drilling expense declined to $99 million in the first quarter 2021 from $121 million in the fourth quarter 2020. Excluding reimbursable items, contract drilling expense declined to $95 million in the first quarter 2021 from $113 million in the prior quarter primarily due to lower costs for stacked and marketed assets that are currently without contracts.

    Jackups
    Jackup revenues declined to $173 million in the first quarter 2021 from $179 million in the prior quarter. Excluding reimbursable items, revenues increased to $157 million in the first quarter 2021 from $152 million in the prior quarter. The sequential quarter increase was primarily due to an increase in average day rates, which were $95,000 in the first quarter 2021 compared to $86,000 in the prior quarter and a five percentage point increase in utilization to 50%.

    Contract drilling expense declined to $135 million in the first quarter 2021 from $164 million in the fourth quarter 2020. Excluding reimbursable items, contract drilling expense declined to $129 million in the first quarter 2021 from $147 million in the prior quarter primarily due to lower holding costs for stacked and marketed assets that are currently without contracts.

    ARO Drilling
    Revenues increased to $123 million in the first quarter 2021 from $118 million in the prior quarter. Contract drilling expense increased to $86 million from $68 million in the prior quarter primarily due to an adjustment in the prior quarter resulting from the modification of charter agreements on the leased rigs.

    Other
    Revenues increased to $37 million in the first quarter 2021 from $12 million in the fourth quarter 2020 primarily due to a negative adjustment in the prior quarter resulting from the modification of our charter agreements with ARO Drilling. Contract drilling expense declined to $18 million in the first quarter 2021 from $20 million in the prior quarter.

		First Quarter

(in millions of $,	Floaters			Jackups			ARO			Other			Reconciling Items		Consolidated Total
except %)	Q1 2021	Q4 2020	Chg	Q1 2021	Q4 2020	Chg	Q1 2021	Q4 2020	Chg	Q1 2021	Q4 2020	Chg	Q1 2021	Q4 2020	Q1 2021	Q4 2020	Chg

Revenues	97.3	105.5	(8)%	172.6	179.4	(4)%	122.7	117.5	4%	37.2	11.6	221%	(122.7)	(117.5)	307.1	296.5	4%
Operating expenses
Contract drilling	98.9	120.7	(18)%	135.4	164.3	(18)%	86.3	68.4	26%	17.9	19.7	(9)%	(86.3)	(68.4)	252.2	304.7	(17)%
Impairment	756.5	—	nm	—	—	—	—	—	—%	—	—	—%	—	—	756.5	—	nm
Depreciation	56.2	55.6	1%	52.4	53.0	(1)%	16.1	13.7	18%	11.3	11.2	1%	(13.9)	(11.1)	122.1	122.4	—%
General and admin.	—	—	—%	—	—	—%	3.0	3.0	—%	—	—	—%	21.3	23.5	24.3	26.5	(8)%
Equity in earnings of ARO	—	—	—%	—	—	—%	—	—	—%	—	—	—%	1.9	(0.2)	1.9	(0.2)	nm
Operating income (loss)	(814.3)	(70.8)	nm	(15.2)	(37.9)	(60)%	17.3	32.4	(47)%	8.0	(19.3)	nm	(41.9)	(61.7)	(846.1)	(157.3)	nm'

About Valaris plc
Valaris plc is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles, and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. Valaris maintains an unwavering commitment to safety, operational excellence, and customer satisfaction, with a focus on technology and innovation. Valaris plc is an English limited company (England No. 7023598). To learn more, visit the Valaris website at www.valaris.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance; expected utilization, rig commitments and availability, day rates, revenues, operating expenses including expenses related to reorganization items, cash flow, contract status, terms and duration, contract backlog, capital expenditures, insurance, financing and funding; the offshore drilling market, including supply and demand, customer drilling programs, stacking of rigs, effects of new rigs on the market and effects of declines in commodity prices; synergies and expected additional cost savings; effective tax rates; expected work commitments, letters of intent; scheduled delivery dates for rigs; performance of our joint venture with Saudi Aramco; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including the Company's ability to obtain approval from the Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court") with respect to motions or other requests made to the Bankruptcy Court, the ability of the Company to consummate its plan of reorganization (the "Plan"), the effects of the chapter 11 cases on the Company's liquidity or results of operations or business prospects; the effects of the chapter 11 cases on the Company's business and the interests of various constituents, the length of time that the Company will operate under chapter 11 protection, risks associated with third-party motions in the chapter 11 cases, the Company's debt levels, liquidity and ability to access financing sources, the COVID-19 outbreak and global pandemic, the related public health measures implemented by governments worldwide, which may, among other things, impact our ability to staff rigs and rotate crews; the decline in oil prices during 2020, caused in part by the COVID-19 pandemic and the decisions by certain oil producers to reduce export prices and increase oil production; and its effects; cancellation, suspension, renegotiation or termination of drilling contracts and programs; potential additional asset impairments; our failure to satisfy our debt obligations; our ability to obtain financing, service our debt, fund negative cash flow and capital expenditures and pursue other business opportunities; adequacy of sources of liquidity for us and our customers; actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations; severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; our ability to enter into, and the terms of, future drilling contracts; the cancellation of letters of intent or letters of award or any failure to execute definitive contracts following announcements of letters of intent, letters of award or other expected work commitments; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In particular, the unprecedented nature of the current economic downturn, pandemic, and industry decline may make it particularly difficult to identify risks or predict the degree to which identified risks will impact the Company's business and financial condition. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.valaris.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements, except as required by law.

Investor & Media Contact:        Darin Gibbins
Vice President - Investor Relations and Treasurer
+1-713-979-4623

VALARIS PLC AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020

OPERATING REVENUES	$307.1	$296.5

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	252.2	304.7
Loss on impairment	756.5	—
Depreciation	122.1	122.4
General and administrative	24.3	26.5
Total operating expenses	1,155.1	453.6
EQUITY IN EARNINGS (LOSSES) OF ARO	1.9	(0.2)
OPERATING LOSS	(846.1)	(157.3)

OTHER INCOME (EXPENSE)
Interest income	2.6	4.5
Interest expense, net (Unrecognized contractual interest expense for debt subject to compromise was $100.3 million and $94.8 million for the three months ended March 31, 2021 and December 31, 2020, respectively )	(1.3)	(1.4)
Reorganization items, net	(52.2)	(30.1)
Other, net	21.1	1.7
	(29.8)	(25.3)

LOSS BEFORE INCOME TAXES	(875.9)	(182.6)

PROVISION (BENEFIT) FOR INCOME TAXES	31.7	(113.5)

NET LOSS	(907.6)	(69.1)

NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(2.4)	(1.8)

NET LOSS ATTRIBUTABLE TO VALARIS	$(910.0)	$(70.9)

LOSS PER SHARE - BASIC AND DILUTED	$(4.56)	$(0.36)
WEIGHTED-AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	199.6	199.5

VALARIS PLC AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$291.7	$325.8
Accounts receivable, net	449.8	449.2
Other current assets	383.5	397.9
Total current assets	$1,125.0	$1,172.9

PROPERTY AND EQUIPMENT, NET	10,083.9	10,960.5

LONG-TERM NOTES RECEIVABLE FROM ARO	442.7	442.7

INVESTMENT IN ARO	122.8	120.9

OTHER ASSETS	172.5	176.2
	$11,946.9	$12,873.2

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable - trade	$176.8	$176.4
Accrued liabilities and other	290.6	250.4
Total current liabilities	$467.4	$426.8

OTHER LIABILITIES	704.6	762.4

TOTAL LIABILITIES NOT SUBJECT TO COMPROMISE	1,172.0	1,189.2

LIABILITIES SUBJECT TO COMPROMISE	7,313.7	7,313.7

TOTAL EQUITY	3,461.2	4,370.3
	$11,946.9	$12,873.2

VALARIS PLC AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2020

OPERATING ACTIVITIES
Net loss	$(907.6)	$(3,007.7)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on impairment	756.5	2,808.2
Depreciation expense	122.1	164.5
Amortization, net	(4.6)	2.8
Share-based compensation expense	3.8	7.8
Equity in losses (earnings) of ARO	(1.9)	6.3
Deferred income tax expense (benefit)	0.9	(79.5)
Debt discounts and other	—	14.2
Adjustment to gain on bargain purchase	—	6.3
Gain on extinguishment of debt	—	(3.1)
Other	0.4	9.7
Changes in operating assets and liabilities	20.9	(129.9)
Contributions to pension plans and other post-retirement benefits	(22.2)	(4.0)
Net cash used in operating activities	(31.7)	(204.4)
INVESTING ACTIVITIES
Additions to property and equipment	(6.0)	(36.3)
Net proceeds from disposition of assets	3.7	10.4
Net cash used in investing activities	(2.3)	(25.9)
FINANCING ACTIVITIES
Borrowings on credit facility	—	343.9
Repayments of credit facility borrowings	—	(15.0)
Reduction of long-term borrowings	—	(9.7)
Other	—	(0.9)
Net cash provided by financing activities	—	318.3
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.3)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(34.1)	87.7
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	325.8	97.2
CASH AND CASH EQUIVALENTS, END OF PERIOD	$291.7	$184.9

VALARIS PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)
Utilization and Day Rates

	First Quarter		Fourth Quarter
	2021	2020	2020

Rig Utilization(1)

Floaters	29%	38%	26%
Jackups	50%	61%	45%
Other(2)	100%	100%	100%

Total	54%	59%	48%

ARO	90%	90%	70%

Average Day Rates(3)

Floaters	$198,000	$196,000	$206,000
Jackups	95,000	81,000	86,000
Other(2)	32,000	42,000	6,000

Total	$89,000	$95,000	$76,000

ARO	$93,000	$109,000	$109,000

(in millions)	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Revenues
Drillships	$81.0	$93.8	$35.4	$76.2	$128.2
Semisubmersibles	16.3	11.7	21.7	87.4	51.4
Floaters	$97.3	$105.5	$57.1	$163.6	$179.6

HD Ultra-Harsh & Harsh Environment	$95.5	$96.2	$91.2	$89.4	$88.1
HD & SD Modern	50.5	61.1	67.8	63.5	83.7
SD Legacy	26.6	22.1	27.8	33.4	41.0
Jackups	$172.6	$179.4	$186.8	$186.3	$212.8

Other(2)	37.2	11.6	41.4	38.9	64.2

Total	$307.1	$296.5	$285.3	$388.8	$456.6

	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Average Day Rates(3)
Drillships	$208,000	$214,000	$155,000	$161,000	$225,000
Semisubmersibles	164,000	160,000	262,000	197,000	150,000
Floaters	$198,000	$206,000	$190,000	$172,000	$196,000

HD Ultra-Harsh & Harsh Environment	$140,000	$120,000	$138,000	$129,000	$100,000
HD & SD Modern	70,000	74,000	73,000	70,000	75,000
SD Legacy	70,000	55,000	65,000	63,000	67,000
Jackups	$95,000	$86,000	$93,000	$86,000	$81,000

(1)    Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations and excluding suspensions. When revenue is deferred and amortized over a future period, for example, when we receive fees while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.
    For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)    Includes two management services contracts and nine rigs leased to ARO under bareboat charter contracts.
(3)    Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump-sum revenues, revenues earned during suspension periods and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain suspension periods, mobilizations, demobilizations and shipyard contracts.

ARO DRILLING
CONDENSED BALANCE SHEET INFORMATION
(In millions)
(Unaudited)

	March 31, 2021	December 31, 2020
Current assets	$364.6	$358.6
Non-current assets	789.0	804.0
Total assets	$1,153.6	$1,162.6

Current liabilities	$52.3	$70.8
Non-current liabilities	952.1	950.8
Total liabilities	$1,004.4	$1,021.6

ARO DRILLING
CONDENSED INCOME STATEMENT INFORMATION
(In millions)
(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020
Revenues	$122.7	$117.5
Operating expenses
Contract drilling (exclusive of depreciation)	86.3	68.4
Depreciation	16.1	13.7
General and administrative	3.0	3.0
Operating income	17.3	32.4
Other expense, net	4.5	6.7
Provision for income taxes	4.5	19.6
Net income	$8.3	$6.1

EBITDA	$33.4	$46.1

Non-GAAP Financial Measures (Unaudited)
To supplement Valaris’ condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted loss per share from continuing operations and adjusted EBITDA, which are non-GAAP measures.
We believe that adjusted loss per share from continuing operations provides meaningful supplemental information regarding the Company's performance by excluding certain charges that may not be indicative of Valaris’s ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business.
Valaris defines "Adjusted EBITDA" as net loss from continuing operations before income tax expense, interest expense, reorganization items, net, other (income) expense, depreciation expense, amortization, net, loss on impairment, equity in earnings of ARO, (gain) loss on asset disposals, merger transaction and integration costs and lease modification adjustment. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities, or (c) as a measure of liquidity. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies.

Valaris defines ARO "EBITDA" as net income before income tax expense, other expense, net and depreciation expense. EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of ARO's core operating performance and to evaluate ARO's long-term financial performance against that of ARO's peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of ARO's core operating performance and makes it easier to compare ARO's results with those of other companies within ARO's industry. EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities, or (c) as a measure of liquidity. EBITDA may not be comparable to other similarly titled measures reported by other companies.

Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted Loss Per Share
The table below reconciles loss per share, as calculated in accordance with GAAP, to adjusted loss per share for the quarters ended March 31, 2021 and December 31, 2020. Adjusted loss per share excludes impairment expense, reorganization items, merger transaction and integration costs, lease modifications and discrete tax items.

LOSS PER SHARE RECONCILIATION(1):	Three Months Ended
	March 2021		December 2020
	Income (loss) from continuing operations attributable to Valaris shares	Earnings (loss) per share from continuing operations	Income (loss) from continuing operations attributable to Valaris shares	Earnings (loss) per share from continuing operations
Net loss attributable to Valaris	$(910.0)	$(4.56)	$(70.9)	$(0.36)
Adjustments:
Impairment expense	756.5	3.79	—	—
Reorganization items	52.2	0.26	30.1	0.15
Merger transaction & integration costs	3.5	0.02	7.8	0.04
Lease modification	—	—	28.4	0.14
Discrete tax items	20.3	0.10	(124.5)	(0.62)
Adjusted	$(77.5)	$(0.39)	$(129.1)	$(0.65)

(1)    No income was allocated to participating securities under the two-class method for the three-month period ended March 31, 2021 and December 31, 2020. Net loss attributable to Valaris shares excludes income attributable to noncontrolling interest of $2.4 million and $1.8 million for the three-month periods ended March 31, 2021 and December 31, 2020, respectively.

Reconciliation of Net Loss to Adjusted EBITDA
A reconciliation of net loss as reported to Adjusted EBITDA for the quarters ended March 31, 2021 and December 31, 2020 is included in the tables below (in millions):

	Three Months Ended
	March 31, 2021	December 31, 2020

VALARIS PLC
Net loss	$(907.6)	$(69.1)
Add (subtract):
Income tax expense (benefit)	31.7	(113.5)
Interest expense	1.3	1.4
Reorganization items	52.2	30.1
Other income	(23.7)	(6.2)
Operating loss	(846.1)	(157.3)
Add (subtract):
Loss on impairment	756.5	—
Depreciation expense	122.1	122.4
Amortization, net (1)	(4.6)	(8.2)
Merger transaction and integration costs	3.5	7.8
Equity in (earnings) losses of ARO	(1.9)	0.2
(Gain) loss on asset disposals	(1.4)	(3.1)
Lease modification	—	28.4
Adjusted EBITDA	$28.1	$(9.8)
(1)Amortization, net, includes amortization during the indicated period for deferred mobilization revenues and costs, deferred capital upgrade revenues, deferred certification costs, intangible amortization and other amortization.

	Three Months Ended
	March 31, 2021	December 31, 2020

ARO
Net Income	$8.3	$6.1
Add (subtract):
Income tax expense (benefit)	4.5	19.6
Other expense, net	4.5	6.7
Operating income	$17.3	$32.4

Add (subtract):
Depreciation expense	16.1	13.7
EBITDA	$33.4	$46.1